UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2020

Translate Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38550	61-1807780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29 Hartwell Avenue Lexington, Massachusetts	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 945-7361

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.001 par value	TBIO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01 Other Events.

On June 23, 2020, Translate Bio, Inc. (the “Company”) filed a Current Report on Form 8-K regarding its entry into (i) a Second Amendment to the Collaboration and License Agreement, dated June 22, 2020 (the “Amendment”), with Sanofi Pasteur Inc. (“Sanofi Pasteur”) and (ii) a related Securities Purchase Agreement, dated June 22, 2020 (the “Securities Purchase Agreement”), with Sanofi, a French corporation and affiliate of Sanofi Pasteur (the “Investor”).

The effectiveness of the Amendment and closing of the transactions contemplated by the Securities Purchase Agreement were subject to the early termination or expiration of any applicable waiting periods under the Hart-Scott-Rodino Act Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the satisfaction or waiver of other customary closing conditions. On July 15, 2020, the Company received notice that the Federal Trade Commission granted early termination of the waiting period under the HSR Act with respect to the transactions contemplated by the Amendment and the Securities Purchase Agreement.

The Amendment became effective on July 20, 2020. On July 20, 2020, the Company completed the sale to the Investor of 4,884,434 shares of the Company’s common stock at a price of $25.59 per share, for an aggregate purchase price of approximately $125.0 million in cash, pursuant to the Securities Purchase Agreement. In addition, as previously disclosed, the Company and the Investor entered into a Registration Rights Agreement at the closing of the transactions contemplated by the Securities Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSLATE BIO, INC.

Date: July 20, 2020	By:	/s/ Paul Burgess
Paul Burgess
Chief Operating Officer, Chief Legal Officer and Secretary